CTS Corporation
Form 10-K 2005

EXHIBIT (10)(ee)

CTS CORPORATION 2001 STOCK OPTION PLAN:
EMPLOYEE STOCK OPTION AGREEMENT, AS AMENDED

THIS EMPLOYEE STOCK OPTION AGREEMENT (hereafter, “Agreement”) made this 1st day of October, 2001, (herein-after, "Option Date") by and between CTS Corporation, an Indiana corporation (hereinafter, "CTS"), and Donald K. Schwanz, an employee of CTS or a subsidiary or division of CTS (hereinafter, "Employee").

WHEREAS, CTS desires to create an additional incentive for the Employee to continue his or her services with CTS and to stimulate his or her interest in the growth and profitability of CTS, and

WHEREAS, CTS desires to increase the Employee's personal participation in the success of CTS through the acquisition of an equity interest in CTS;

W I T N E S S E T H

Section 1: Option Grant

CTS hereby grants to the Employee the right and option to purchase all or any part of an aggregate of 100,000 shares of CTS Common Stock, without par value, on the terms and conditions set forth below (hereinafter the ྿Option࿀).

Section 2: Purchase Price

The purchase price per share for CTS Common Stock subject to this Option shall be $14.02, the reported closing price per share on the New York Stock Exchange on the date this Option is granted.

Section 3: Option Exercise Period

Except as provided in Section 6, this Option is not exercisable until one year after the Option Date. This Option is exercisable in installments as follows; on October 1, 2005, 33,333 shares (“Installment 1”); on December 31, 2005, 33,333 shares (“Installment 2”), on December 31, 2005, 33,334 shares (“Installment 3”). In the event that Employee exercises Installment 2 prior to October 1, 2006 or Installment 3 prior to October 1, 2007, unless an installment would have otherwise become exercisable pursuant to the occurrence of an event described in Section 6, Employee agrees that he shall not sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any shares obtained upon exercise, until the shares have been released from the foregoing Resale Restrictions (hereinafter referred to as the “Resale Restrictions”). Shares obtained upon the exercise of Installment 2 shall be released from the Resale Restrictions on October 1, 2006 and shares obtained upon the exercise of Installment 3 shall be released on October 1, 2007. The Employee understands and agrees that CTS may cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of shares that are subject to Resale Restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE OPTION AGREEMENT BETWEEN THE ISSUER AND THE HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

This Option and all rights hereunder shall expire on September 30, 2011.

Section 4: Payment

Payment for this Option must be made at the time of exercise and may be made in cash or in previously acquired CTS Common Stock, which has been held for at least six months, or a combination thereof. If payment is made in whole or part by previously acquired CTS Common Stock, then the value per share of such stock is the reported closing price per share of CTS Common Stock on the New York Stock Exchange on the date the Option is exercised or, if not reported on such date, the next preceding date for which such a closing price is reported. Payment may be made by surrender of shares or by attestation by submission of the prescribed Attestation Form. Subsequent to the use of previously owned shares of CTS Common Stock as consideration for the exercise of all or a part of this Option, the shares so utilized may not be used again in payment for the exercise of this Option or any other option for CTS stock for a period of one year.

Section 5: Nontransferability of Option

This Option may not be assigned or transferred by the Employee other than by will or by the laws of descent and distribu-tion, and is exercisable, during the Employee's lifetime, only by him or her. Any attempt by the Employee to assign or transfer this Option will be null, void and without effect.

Section 6: Separation from Employment or Change of Control

In the event of the termination of employment of the Employee with CTS due to Employee’s qualified retirement (as used herein, a qualified retirement means that Employee’s date of termination occurs after completing at least five years of service and attaining age 62), he may exercise the Option only to the extent permitted by the Option terms on the date of retirement, any time before the Option expires. All shares subject to this Option which are not exercisable as of the Employee’s date of termination will be canceled.

In the event of the termination of employment of the Employee with CTS for any reason other than qualified retirement, he may exercise the Option only to the extent permitted by the Option terms on the date of termination, and only within the three month period immediately following Employee’s date of termination. All shares subject to this Option which are not exercisable as of the Employee’s date of termination will be canceled.

Upon a Change of Control of CTS Corporation, as defined herein, all unexercised and unexpired installments of this Option, vested and unvested, will immediately become exercisable in full and may be exercised anytime before the Option expires. As used herein, Change of Control means the occurrence of any of the following events: (i) the attainment by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a "Person") of aggregate beneficial ownership (within the meaning of Rule 13d-2 of the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities (the "Voting Stock") of CTS entitled to vote generally in the election of directors; provided, however, that for purposes of this Subsection (i), the following will not be deemed to result in a Change in Control: (A) any acquisition directly from CTS that is approved by the Incumbent Board (defined below), (B) any acquisition by CTS and any change in the percentage ownership of Voting Stock of CTS that results from such acquisition, (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by CTS or any subsidiary of CTS, or (D) any acquisition by any Person pursuant to a Business Combination (defined below) that complies with clauses (I), (II) and (III) of Subsection (iii) below; or (ii) individuals who, as of the effective date of the Plan constitute the Board of Directors of CTS (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of CTS; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by CTS' shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of CTS in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual becoming a director as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of CTS; or (iii) consummation of (A) a reorganization, merger or consolidation, or (B) a sale or other disposition of all or substantially all of the assets of CTS (such reorganization, merger, consolidation or sale each , a "Business Combination"), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of CTS immediately prior to such Business Combination beneficially own, directly or indirectly, more than two-thirds of the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Stock of CTS entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns CTS, or all or substantially all of CTS' assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Stock of CTS, (II) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than CTS, such entity resulting from such Business Combination, or any employee benefit plan or related trust sponsored or maintained by CTS, any subsidiary of CTS or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least two-thirds of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the CTS Board of Directors providing for such Business Combination; or (iv) approval by the shareholders of CTS of a complete liquidation or dissolution of CTS, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Subsection (iii) hereof.

Section 7: Adjustment for Capital Change

The number, kind and price of shares subject to this Option will be proportionately and appropriately adjusted by the Compensation Committee of CTS to reflect the effects of stock splits, stock dividends and any other change in the capital structure of CTS or to reflect any merger, consolidation or exchange or sale of assets or shares of CTS.

Section 8: Controlling Feature of Plan

Inconsistencies, if any, between this Agreement and the CTS Corporation 2001 Stock Option Plan, will be resolved according to the terms of the Plan.

Section 9: Rights of Employee as Option Holder

The Employee has no rights as a shareholder of CTS with respect to shares subject to this Option until such shares are issued upon exercise.

Section 10: Consideration for Option

In consideration for the grant of this Option, Employee acknowledges and agrees as follows:

Option gain and unexercised options will be forfeited if Employee engages in certain activities. If, at any time within one year after termination of Employee’s employment with CTS, Employee engages in any activity in competition with any activity of CTS, or contrary or harmful to the interests of CTS, including, but not limited to: (i) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of CTS, including employing or recruiting any present, former or future employee of CTS; or (ii) disclosing or misusing any confidential information or material concerning CTS or relating to any of its businesses, then (A) this Option shall terminate effective on the date on which Employee enters into such activity, unless terminated sooner by operation of another term or condition of this Option, or the Plan, and (B) any option gain realized by Employee from any exercise of this Option, during the six month period prior to the termination of Employee’s employment with CTS or after Employee’s employment with CTS ends, shall be paid by Employee to CTS.

By accepting this Agreement, Employee consents to a deduction from any amounts CTS may owe him or her from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Employee by CTS), to the extent of the amount Employee owes CTS under this Section. Whether or not CTS elects to make any set-off in whole or in part, if CTS does not recover by means of set-off the full amount Employee owes, calculated as set forth above, Employee agrees to pay immediately the unpaid balance to CTS.

Section 11: Construction of this Agreement

This Agreement is made pursuant to and will be construed, interpreted and governed by the laws of the State of Indiana without regard to the conflict of law provisions of any jurisdiction.

Section 12: Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, that will not affect or impair, in any way, the validity, legality or enforceability of the remainder of this Agreement.

IN WITNESS WHEREOF, Employee has signed this Employee Stock Option Agreement, and CTS has caused this Employee Stock Option Agreement to be signed by a duly authorized officer of CTS, as of the date first written above.

By:	/s/ Donald K. Schwanz
Donald K. Schwanz

CTS Corporation

By:	/s/ Jeannine M. Davis
Jeannine M. Davis
Executive Vice President Administration and Secretary